SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

                                (Amendment No. )
Check the appropriate box:

|X|  Preliminary Information Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
|_|  Definitive Information Statement

                                 INTERIORS, INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

|_|  No fee required

|X|  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies: Not Applicable.

(2) Aggregate number of securities to which transaction applies: Not Applicable.

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee is based on the estimated aggregate purchase price of at least $11,366,000 [see Exchange Act Rule 0-11].

(4) Proposed maximum aggregate value of transaction: Not applicable

(5) Total fee paid: $2,273.20.

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: Not Applicable.

(2) Form, Schedule or Registration Statement No.: Not Applicable.

(3) Filing Party: Interiors, Inc.

(4) Date Filed: April 24, 2001

                                 INTERIORS, INC.
                              320 WASHINGTON STREET
                          MOUNT VERNON, NEW YORK 10553
                                 (914) 665-5400

               --------------------------------------------------

                              INFORMATION STATEMENT
                           AND NOTICE OF ACTIONS TAKEN
                       BY WRITTEN CONSENT OF STOCKHOLDERS

               --------------------------------------------------

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholder:

      Notice is hereby given, pursuant to Section 228 of the General Corporation Law of the State of Delaware, that stockholders of Interiors, Inc. (the "Company") holding a proportion of the outstanding shares of the Company's stock necessary and sufficient in voting power to authorize and take the action described in the resolutions attached hereto as Exhibit A (the "Corporate Action"), have consented to the adoption of said resolutions without a meeting, by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware. Stockholders are urged to read the Corporate Action in its entirety.

      This Information Statement and Notice of Actions Taken by Stockholders (this "Information Statement") is being provided to inform all non-consenting stockholders of the Corporate Action previously approved by the holders of a majority of the Company's voting stock (the "Voting Stock"). The Company will not seek the approval or consent of other stockholders to the Corporate Action, now or in the future. The Voting Stock is made up of the following classes or series of securities of the Company, which, as of the Record Date (defined below) had the following voting rights and number of shares outstanding:

Voting Security                            Voting Rights         Number of Shares Outstanding
Class A Common Stock                       1 vote per share                 58,453,474
Class B Common Stock                       5 votes per share                 2,455,000
Series E Convertible Preferred Stock       16,665 votes per share                1,000

      The Company does not believe that the Corporate Action constitutes a sale of "substantially all" of the Company's assets subject to the approval of the holders of a majority of the Company's Voting Stock under the General Corporation Law of the State of Delaware because each sale transaction may be consummated independently from each other transaction. The Company, however, has obtained the approval of the Corporate Action by written consent in case it may be deemed later to constitute a sale of "substantially all" of the Company's assets requiring the approval of the holders of a majority of the Company's Voting Stock under the General Corporation Law of the State of Delaware. The Corporate Action was approved by holders of approximately ____% of the Voting Stock outstanding at the closing of business on ____________ ____, 2001, (the "Record Date"). No additional stockholder vote or consent is being solicited or is necessary.

      The Company is sending this Information Statement to all stockholders of record as of the Record Date ("Record Stockholders") and we began mailing these materials on ____________ ____, 2001.

                             TRANSACTION INFORMATION

THE COMPANY

      The Company is a leading manufacturer and designer of home decor accessories for residential and commercial markets in the United States with over $200 million in revenue in the current fiscal year. Through its six separate divisions, the Company manufacturers and distributes more than 10,000 decorative accessory products for the home furnishings industry. These products include permanent botanicals and trees, portable and fixed lighting products, framed pictures and mirrors as well as other tabletop decor.

REASONS FOR CORPORATE ACTION

      As reported in the Company's Annual Report on Form 10-K for the year ended June 30, 2000, the Company had net losses of $18,581,000 and $8,024,000 for the fiscal years ended June 30, 2000 and 1999, respectively. The Company also had negative operating cash flows of $4,294,000, $367,000 and $338,000 for the years ended June 30, 2000, 1999 and 1998, respectively. In addition, as discussed below, the Company classified a significant portion of its long term debt as current liabilities because of its failure to meet certain requirements contained in the agreements governing its debt instruments. These factors, as well as those discussed elsewhere herein, raise substantial doubt about the Company's ability to continue as a going concern.

      Including the borrowings of discontinued operations, at December 31 and June 30, 2000, the Company had $32,377,000 and $30,772,000, respectively, of long term debt classified as current liabilities because the Company was not in compliance with certain requirements governing its debt instruments. Included in these amounts are secured convertible notes of $14,735,000 and $15,285,000, respectively, bank lines of credit and revolving loans of $16,041,000 and $13,200,000, respectively, and bank term loans of $1,601,000 and $2,287,000, respectively. The Company obtained a waiver of the default with respect to its bank lines of credit and revolving loans and bank term loans for the fiscal year 2000. The bank lines of credit and revolving loans and bank term loans and secured convertible notes, however, remain in default currently. The nature of the defaults on the credit and revolving loans and bank term loans relate to financial covenants. The nature of the defaults on the notes relate to the failure of certain securities to be covered by an effective registration statement by September 30, 2000, the de-listing of the Company's securities from the Nasdaq SmallCap Market and the failure to pay approximately $506,000 in accrued interest as of December 31, 2000. In part, these defaults were caused by the timing and effort necessary to have the Company's Registration Statement declared effective and the decrease in the Company's stock price. On February 5, 2001, Limeridge LLC ("Limeridge"), formally notified the Company of its default and requested acceleration with respect to approximately $12.9 million principal amount of secured convertible notes, plus accrued interest and penalties. The Company is attempting to negotiate an amendment and waiver from Limeridge relating to the requirements of its debt instrument.

      Due to the factors discussed above, the Board of Directors of the Company (the "Board") determined that it is in the best interests of the Company to take the aforementioned Corporate Action.

DESCRIPTION OF CORPORATE ACTION

      Specifically, the Company was authorized to sell all or substantially all of each of Concepts 4, Inc. ("Concepts 4"), Model Home Interiors, Inc. ("Model Home"), Petals, Inc. ("Petals"), Stylecraft Lamps, Inc. ("Stylecraft") and Windsor Art, Inc. ("Windsor"), subject to the following conditions:

      1. The Company retains an independent investment banker to assist the Company in conducting the sale of each business;

      2. The investment banker and the Company solicit offers from a commercially reasonable number of potential buyers, who may be considered strategic buyers and/or financial buyers;

      3.    The Company obtains a "Sale Price" (i) for each business as follows:
            (a) for Concepts 4, Inc. that equals or exceeds the amount of the Company's liability to the former shareholders of approximately $2,059,000, (b) for Model Home Interiors, Inc. that equals or exceeds the amount of its outstanding debt of approximately $2,097,000, (c) for Petals, Inc. that equals or exceeds the amount of its outstanding debt of approximately $2,724,000, (d) for Stylecraft Lamps, Inc., that equals or exceeds the amount of its outstanding debt of approximately $826,000, (e) for Windsor Art, Inc., that equals or exceeds the amount of its outstanding debt of approximately $3,660,000; or (ii) for all of the foregoing businesses in the aggregate that equals or exceeds $11,366,000. "Sale Price" shall mean the total proceeds received by the Company, including cash, notes, stock or other remuneration plus the amount of any assumed debt; and

      4. The Board determines that the terms and conditions of each transaction are fair to the Company in light of conditions existing at the time of the sale.

      The Board has not determined whether it will favor offers from prospective purchasers that have an interest in acquiring all or less than all of the aforementioned subsidiary corporations or their respective assets.

CERTAIN EFFECTS OF CORPORATE ACTION

      Following the contemplated transactions, the Company's business will primarily consist of its APF Master Framemakers division located in Mt. Vernon, New York.

      On April 12, 2001, the Company consummated the sale of all the capital stock of Model Home, which is part of the Habitat Solutions operations, to the former shareholders of Model Home. The purchase price consisted of $2.35 million in cash for the repayment of outstanding borrowings owed to Foothill Capital Corporation ("Foothill") and the forgiveness of approximately $2.4 million of intercompany receivables due to Interiors and other consolidated operations. In addition, 4,842,003 Class A Shares will be returned to the Company. Pursuant to the agreement, the Company has also retained a call on the shares of Model Home for approximately $3.0 million until November 15, 2001; provided that contemporaneously with exercising the call, the Company assigns the right to acquire Model Home to an unaffiliated third party. The entire proceeds from this transaction were used to reduce outstanding debt owed to Foothill. The anticipated loss in this transaction is estimated to be approximately $751,000.

      The sales of Concepts 4, Petals, Stylecraft and Windsor are expected to be completed by the end of fiscal 2001 or the early part of fiscal 2002. The disposal of these businesses is currently anticipated to result in an aggregate net gain and net proceeds, which will be used, in part, to repay outstanding borrowings. Therefore, in accordance with accounting principles generally accepted in the United States, the anticipated losses incurred on the sales of certain businesses will be deferred and recorded when the net gains on the sales of other businesses are realized. As of December 31, 1999, the results of operations for the businesses to be disposed of have been shown as discontinued operations in the financial statements contained in the Company's period filings with the Securities and Exchange Commission.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The Board has not determined whether the Corporate Action will consist of a sale of the assets or equity interests of each or all of the aforementioned subsidiary corporations and has not yet finalized the terms of any proposed sale. Accordingly, the accounting and federal income tax treatment to the Company of any proposed sale cannot be determined at this time.

      The Company does not expect that there will be any federal income tax consequence on stockholders as a result of the Corporate Action.

REGULATORY MATTERS

      The Company is not aware of any federal or state regulatory consents or approvals that are required prior to the consummation of the Corporate Action. It is presently contemplated that if such consents or approvals are required, such consents or approvals will be sought. There can be no assurance that any such consents or approvals will be obtained.

USE OF PROCEEDS

      The Board has not made any determination concerning the application of the proceeds from the Corporate Action.

FINANCIAL ADVISOR

      The Company has retained DN Partners LLC ("DN"), located at 77 West Wacker Drive, Suite 4550, Chicago, Illinois 60601, to act as its exclusive financial advisor to assist the Company in conducting the sale of the assets or equity interests of each of the aforementioned subsidiary corporations. The minimum sale prices for the assets or equity interests to be sold were established on the basis of the amount of secured debt applicable to each business. The Company hopes to receive in excess of the minimum amounts in the aggregate. In connection with the Corporate Action, DN is to be paid a fee of $100,000 plus
(a) 1.5% of the aggregate consideration up to $80.0 million plus (b) 5.0% of the aggregate consideration from and including $80.0 million up to $100.0 million plus (c) 10.0% of the aggregate consideration equal to and in excess of $100.0 million.

ADDITIONAL INFORMATION

      Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders;

      The Company will deliver promptly upon written or oral request a separate copy of the annual report or information statement, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered and provide instructions as to how a security holder can notify the registrant that the security holder wishes to receive a separate copy of an annual report or information statement, as applicable;

      Any security holder who wishes to receive a separate Information Statement in the future should contact David A. Schwartz, Esq., General Counsel and Secretary, Interiors Inc., 320 Washington Street, Mt. Vernon, New York 10553,
(914) 665-5400).

                                  Very truly yours,

                                  INTERIORS, INC.


                                  By:   /s/ Max Munn
                                     -------------------------
                                        Max Munn
                                        Chairman, President and Chief Executive
                                        Officer

                                                                       Exhibit A

                                 INTERIORS, INC.

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                         WRITTEN CONSENT OF SHAREHOLDERS

--------------------------------------------------------------------------------

      The undersigned, being a stockholder of the number of shares of common stock, of Interiors, Inc., a Delaware corporation (the "Corporation") indicated below, hereby consents, in accordance with Section 228 of the General Corporation Law of the State of Delaware, to the following resolutions with the same force and effect as if such resolutions were approved and adopted at a duly constituted meeting of the Shareholders of the Corporation.

      WHEREAS, the Corporation is in default with respect to debt securities in the principal amount of approximately $13.0 million owed to Limeridge, LLC ("Limeridge");

      WHEREAS, the Corporation is in default with respect to debt securities in the principal amount of approximately $1.7 million owed to The Endeavour Capital Investment Fund SA;

      WHEREAS, the Corporation is in default under the debt instruments with Limeridge and Endeavour and Limeridge has demanded acceleration of its debt;

      WHEREAS, as a result of the default, the Company currently has negative working capital;

      WHEREAS, the Board of Directors of the Corporation deems it expedient and in the best interests of the Corporation to sell all or substantially all of its assets in accordance with the following resolutions.

      NOW THEREFORE, IT IS HEREBY

      RESOLVED, that the Corporation is authorized to sell all or substantially all of the assets or equity interests of each or all of Concepts 4, Inc., Habitat Solutions, Inc., Model Home Interiors, Inc., Petals, Inc., Stylecraft Lamps, Inc. and Windsor Art, Inc. subject to the following conditions:

      1. The Corporation retains an independent investment banker to assist the Corporation in conducting the sale of each business;

      2. The investment banker and Corporation solicit offers from a commercially reasonable number of potential buyers, who may be considered strategic buyers and/or financial buyers;

      3. The Corporation obtains a "Sale Price" (i) for each business as follows: (a) for Concepts 4, Inc. that equals or exceeds $2,059,000,
            (b) for Model Home Interiors, Inc. that equals or exceeds the amount of its outstanding debt of approximately $2,097,000, (c) for Petals, Inc. that equals or exceeds the amount of its outstanding debt of approximately $2,724,000, (d) for Stylecraft Lamps, Inc., Inc. that equals or exceeds the amount of its outstanding debt of approximately $826,000, (e) for Windsor Art, Inc., Inc. that equals or exceeds the amount of its outstanding debt of approximately $3,660,000; or (ii) for all of the foregoing business in the aggregate that equals or exceeds $11,366,000. "Sale Price" shall mean the total proceeds received by the Corporation, including cash, notes, stock or other remuneration plus the amount of any assumed debt.

      4. The Board of Directors of the Corporation determines that the terms and conditions of each transaction are fair to the Corporation in light of conditions existing at the time of the sale.

      RESOLVED, that any officer of the Corporation be, and each of them individually hereby is, authorized to take or cause to be taken all actions and to execute, deliver and perform or cause to be executed, delivered and performed all such instruments and documents, in the name and on behalf of the Corporation and to incur all such fees and expenses as in such officer's or officers' judgment may be necessary or advisable in order to carry out fully the intent and purpose of the foregoing resolutions and each of them; and it is further

      RESOLVED, that each action heretofore taken by any officer of the Corporation in connection with the transactions contemplated by the foregoing resolutions be, and each of them hereby is, approved, ratified and confirmed in all respects.

Dated:____________, 2001

                                    ______________________________
                                          Number of Shares

                                    Stockholder: _______________________________


                                    By: ______________________________________
                                    Name:
                                    Title: